Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of AirMedia Group Inc. on Form S-8 file No.333-148352, No.333-164219, No.333-183448 and No. 333-187442 and on Form F-3 file No.333-161067 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 30, 2019, with respect to our audits of the consolidated financial statements of AirMedia Group Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 appearing in the Annual Report on Form 20-F of AirMedia Group Inc. for the year ended December 31, 2018.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

April 30, 2019

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001
Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com